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                                                                   Exhibit 99.01





NEWS FOR RELEASE:         Monday February 24, 1997

CONTACT:                  Sue Edstrom
                          Media Arts Group, Inc.
                          (408) 324 2020

      MEDIA ARTS GROUP FOLLOWS UP RECORD THIRD QUARTER WITH NEW FINANCING

SAN JOSE, CA - Media Arts Group, Inc. (NASDAQ: ARTS) today announced the completion of a new $10 million Senior Revolving Credit Facility with The CIT Group/Business Credit which increased the Company's borrowing capacity over its former senior credit facility by approximately $4 million. The CIT Group/Business Credit, a wholly owned subsidiary of the CIT Group, specializes in senior secured financing for middle market companies. Founded in 1908, the CIT Group, Inc. is an $18 billion asset-based lender which offers loans and leasing products to businesses and consumers, and financial advisory services throughout the U.S. through eight strategically-focussed business units. The Company's ability to borrow will depend upon its level of eligible trade receivables and inventory. "Our new relationship with CIT combined with record sales and net income for the recently completed December quarter places us in a strong position for financial stability and future growth" said Ken Raasch, President and CEO. As previously reported, income from continuing operations for the December 1996 quarter was $1.8 million (18 cents per share) on sales of $15.5 million in comparison to income from continuing operations of $1.4 million (14 cents per share) on sales of $12.2 million for the December 1995 quarter.

In conjunction with the new financing the Company repaid approximately $600,000 of principal on its $8 million Senior Subordinated Debt and agreed to make an additional $2 million principal payment in September 1997 using the proceeds of an expected $2 million income tax refund. The Company also issued approximately 1.1 million shares to the Senior Subordinated Lender on its exercise in full of warrants and conversion of convertible notes at a per share price of 1 cent per share. Interest rates on the Company's Senior and Senior Subordinated Debt were reduced as part of the refinancing, however the non-cash amortization expense of additional debt discount is expected to offset the reduction in interest rates.

Sales for the nine months ended December 31, 1996 were $35.5 million, an increase of 21% compared to $29 million reported for the same period in the prior year. Income from continuing operations were $2.0 million or 20 cents per share and $1.8 million or 18 cents per share for the same periods. Significant factors contributing to the growth were a 19% increase in same store sales of the Company owned galleries and an increase in the range of pricepoints of Thomas Kinkade products, as well as the negative impact in the prior year of the transition from independent sales representatives to an in-house sales force.

The Company's customer base has continued to expand through programs such as the "Signature Gallery Program" which gives individual entrepreneurs the opportunity to open up a dedicated "Thomas Kinkade Signature Gallery." "Our targeted expansion through this program is on track, with 20 stores being opened or converted to date, and we expect 24 licensed galleries to have been opened by the end of fiscal 1998," said Raasch. The Signature Galleries are free standing stores that sell Thomas Kinkade products exclusively. These new stores will not only provide additional distribution for Thomas Kinkade products, but will also effectively increase the Thomas Kinkade brand name awareness in new regions of the country.

The Company's distribution currently includes its own retail galleries, licensed Thomas Kinkade Signature Galleries, independent galleries and dealers, and mass marketers such as QVC. New distribution channels being





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developed by the Company include the Christian market.  "Media Arts Group's goal is to develop products for people's homes that create a warm, positive, loving environment. These products reflect Christian values, and we believe that the Christian market has a large untapped potential for our products," said Raasch. "As an example, Harvest House recently published a book authored by Thomas Kinkade, titled 'Simpler Times', which has quickly become a best seller in the Christian market." Based on the success of that book, Harvest House has signed a subsequent agreement to publish 6 additional books and other ancillary products using Kinkade's art.

The Company is continuing to seek increased international distribution. In December 1996, Thomas Kinkade attended his first international art exhibition scheduled at Daimaru, a leading department store in Tokyo. Twenty original paintings were on display for the introduction of Kinkade's art to the Japanese market. Daimaru also promoted Thomas Kinkade products as part of their Christmas campaign which had a theme of "Thomas Kinkade's Christmas". In addition, the Company entered into a distribution agreement with James Lumbers Publishing, a leading Canadian art distributor. Lumbers is actively opening galleries in Canada and is marketing Thomas Kinkade products through promotions, exhibitions, and trade shows.

While seeking to increase distribution of Thomas Kinkade products is one of the Company's major goals, management continues to seek opportunities to reduce and control costs in all areas. Various cost cutting measures have been implemented during the last twelve months, including reductions in headcount, changes in manufacturing practices and consolidation of the Company's San Jose corporate and distribution facilities. In addition, management has focused on improving financial performance through such means as tighter control over product returns and stricter application of credit terms. "Significant progress has been made in reducing costs, however we must continue to seek further efficiencies and maintain our current cost cutting programs," said Raasch. "In addition, the substantial completion of the disposal of John Hine Limited has allowed our management team to focus their energy on the more profitable Thomas Kinkade brand-name products."

The foregoing comments include forward looking statements and actual results may vary. Among the factors that could impact these expectations are the continued expansion of the Signature Stores and other distribution channels for Thomas Kinkade products, as well as the continued control of operating expenses. These and other factors are discussed in the Company's Form 10-K and Annual Report to Shareholders.

Based in San Jose, Media Arts Group, Inc. designs, manufactures, distributes and licenses fine quality gift and collectible art work and other art memorabilia primarily in the United States.




















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                       CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Three Months Ended        Nine Months Ended
                                                                     December 31,              December 31,
                                                              -----------------------   -----------------------
                                                                  1996        1995         1996         1995
                                                              -----------  ----------   ----------  -----------
Net sales . . . . . . . . . . . . . . . . . . . .              $   15,471     $   12,189   $   35,512    $  29,355
Gross profit  . . . . . . . . . . . . . . . . . .                  10,243          8,248       22,530       19,537
Operating expenses  . . . . . . . . . . . . . . .                   6,335          5,324       17,212       15,514
Income from continuing operations . . . . . . . .                   1,804          1,422        1,967        1,824
Loss from discontinued operations . . . . . . . .                       -           (740)     (13,630)      (1,902)
Net income (loss) . . . . . . . . . . . . . . . .              $    1,804     $      682    $ (11,663)   $     (78)
                                                               ==========     ==========    =========    =========

Income from continuing operations per
  common share  . . . . . . . . . . . . . . . . .              $     0.18     $     0.14    $    0.20    $    0.18
Loss from discontinued operations . . . . . . . .                       -          (0.07)       (1.38)       (0.19)
Net income (loss) per common share  . . . . . . .              $     0.18     $     0.07    $   (1.18)   $   (0.01)
                                                               ==========     ==========    =========    =========





















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